Exhibit 99(a)(5)(D)

Priority Technology Holdings, Inc. (PRTH) Announces Effectiveness of Registration Statement For its Exchange Offer and Consent Solicitation Relating to its Outstanding Warrants

Alpharetta, GA and New York, NY, February 11, 2019 – Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”) today announces that its Registration Statement filed with the Securities and Exchange Commission (the “SEC”) registering shares of common stock issuable as part of Priority’s previously announced offer to exchange newly issued shares of its common stock for its currently outstanding warrants (the “Exchange Offer”), and a related consent solicitation (the “Consent Solicitation”), has become effective.

The Exchange Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Standard Time, on February 12, 2019 (as the same may be further extended, the “Expiration Date”). Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date. Priority’s obligation to complete the Exchange Offer and Consent Solicitation is not conditioned on the receipt of a minimum number of tendered warrants.

Priority has engaged Cowen as the Dealer Manager for the Exchange Offer and Consent Solicitation. Any questions or requests for assistance concerning the Exchange Offer or the Consent Solicitation may be directed to Cowen at (833) 297-2926. D.F. King & Co., Inc. has been appointed the Information Agent for the Exchange Offer and Consent Solicitation, and American Stock Transfer & Trust Company, LLC has been appointed the Exchange Agent. Schulte Roth & Zabel LLP is serving as legal counsel to Priority and Ellenoff Grossman & Schole LLP is serving as legal counsel to Cowen.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Cowen at (833) 297-2926.

A registration statement on Form S-4 relating to the securities to be issued in the Exchange Offer has become effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Exchange Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange. Holders of the Warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Exchange Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Exchange Offer and Consent Solicitation. None of Priority, or any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender Warrants for exchange in the Exchange Offer or consent to the Warrant Amendment in the Consent Solicitation.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners. Our enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing us to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or expectations, are forward-looking statements. Although the Company believes that its forward-looking statements are reasonable, undue reliance should not be placed on any forward-looking statements. The Company’s forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including those described in the Company’s filings with the SEC. As a result, actual results could be materially different. The Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Inquiries:

Chris Kettmann

773-497-7575

ckettmann@lincolnchurchilladvisors.com